Exhibit 99.1

CORPORATE OFFICE
1100 Cassatt Road, Berwyn, PA 19312

Contact: Kevin C. Coleman (610) 889-5247

AMETEK ANNOUNCES RECORD FIRST QUARTER 2014 RESULTS

—Increasing 2014 Earnings Estimate to $2.32 to $2.37 per Diluted Share—

Berwyn, PA, May 6, 2014 – AMETEK, Inc. (NYSE: AME) today announced first quarter results that established records for orders, sales, operating income, net income and diluted earnings per share.

AMETEK’s first quarter 2014 sales of $975.3 million were up 10% over the same period of 2013. Operating income was $221.6 million in the quarter, a 12% increase from $197.2 million recorded in the same period of 2013. Operating margins improved 40 basis points to 22.7% in the first quarter of 2014. Net income increased 12% to $140.6 million, from $125.1 million in last year’s first quarter. Diluted earnings per share increased 12% to $0.57 per diluted share from the first quarter 2013 level of $0.51 per diluted share.

“AMETEK achieved excellent results in the first quarter. We had record performance as a result of the continued strong execution of our Four Growth Strategies. Solid core growth combined with our Operational Excellence initiatives and the contributions from recent acquisitions allowed us to deliver solid results and raise our 2014 earnings guidance,” noted Frank S. Hermance, AMETEK Chairman and Chief Executive Officer.

“Cash flow was strong, with operating cash flow totaling $161 million in the first quarter. We continue to use our cash flow to support our acquisition strategy. We closed two acquisitions in the quarter, and on April 11th we announced a definitive merger agreement to acquire the outstanding shares of Zygo Corporation, a leading provider of optical metrology solutions and high precision optics,” continued Mr. Hermance.

Electronic Instruments Group (EIG)
In the first quarter, EIG sales increased 18% to $572.4 million. Operating income in the first quarter of 2014 increased 14% to $150.3 million, compared with $131.7 million in the first quarter of 2013. Operating margins were 26.3% in the quarter.

“EIG performed very well in the first quarter. The strong sales growth was driven by broad based strength across most of our businesses, with particular strength in our Process and Aerospace businesses. The contributions from the five recent acquisitions completed in this Group — Controls Southeast, Creaform, Powervar, Teseq and VTI Instruments – were a key driver in our overall growth,” said Mr. Hermance.

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AMETEK ANNOUNCES RECORD FIRST QUARTER 2014 RESULTS

Electromechanical Group (EMG)
For the first quarter of 2014, EMG sales increased 1% to $402.9 million. First quarter operating income was $83.9 million, up 8% from the same period of 2013. Operating margins were 20.8% in the first quarter, a 120 basis point improvement from last year’s first quarter.

“EMG also had a very solid first quarter with excellent operating performance. Sales were up on strength in our Precision Motion Control and Thermal Management Systems businesses. Operating performance was very strong, with margins up 120 basis points in the quarter driven by our Operational Excellence initiatives,” commented Mr. Hermance.

2014 Outlook
“We were very pleased with our performance in the first quarter as our employees continued to do an excellent job executing on our Growth Strategies. We are increasing our earnings guidance for 2014 given these results and expectations for the balance of the year. AMETEK’s continued focus on our core strategies of Operational Excellence, Strategic Acquisitions, Global and Market Expansion, and New Product Development position us well in 2014 and beyond,” notes Mr. Hermance.

“We anticipate 2014 revenue to be up high single digits on a percentage basis from 2013. Earnings for 2014 are now expected to be in the range of $2.32 to $2.37, up 10% to 13% over 2013, reflecting the leveraged impact of core growth, continued Operational Excellence initiatives, and the benefit of contributions from recently completed acquisitions. This is an increase from our previous guidance of $2.30 to $2.35 per diluted share and does not reflect the impact of the announced Zygo acquisition,” adds Mr. Hermance.

“Second quarter sales are expected to be up approximately 10% on a percentage basis over last year’s second quarter. We estimate our earnings to be approximately $0.57 to $0.59 per diluted share, an increase of 10% to 13% over last year’s second quarter of $0.52 per diluted share,” concluded Mr. Hermance.

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AMETEK ANNOUNCES RECORD FIRST QUARTER 2014 RESULTS

Conference Call
The Company will webcast its First Quarter 2014 investor conference call on Tuesday, May 6, 2014, beginning at 8:30 AM ET. The live audio webcast will be available at the Investors section of www.ametek.com and at www.streetevents.com. The call will also be archived at the Investors section of www.ametek.com.

Corporate Profile
AMETEK is a leading global manufacturer of electronic instruments and electro-mechanical devices with 2013 sales of $3.6 billion. AMETEK’s Corporate Growth Plan is based on Four Key Strategies: Operational Excellence, Strategic Acquisitions, Global & Market Expansion and New Products. AMETEK’s objective is double-digit percentage growth in earnings per share over the business cycle and a superior return on total capital. The common stock of AMETEK is a component of the S&P 500 Index.

Forward-looking Information
Statements in this news release relating to future events, such as AMETEK’s expected business and financial performance are “forward-looking statements.” Forward-looking statements are subject to various factors and uncertainties that may cause actual results to differ significantly from expectations. These factors and uncertainties include our ability to consummate and successfully integrate future acquisitions; risks associated with international sales and operations; our ability to successfully develop new products, open new facilities or transfer product lines; the price and availability of raw materials; compliance with government regulations, including environmental regulations; changes in the competitive environment or the effects of competition in our markets; the ability to maintain adequate liquidity and financing sources; and general economic conditions affecting the industries we serve. A detailed discussion of these and other factors that may affect our future results is contained in AMETEK’s filings with the U.S. Securities and Exchange Commission, including its most recent reports on Form 10-K, 10-Q and 8-K. AMETEK disclaims any intention or obligation to update or revise any forward-looking statements.

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(Financial Information Follows)

AMETEK, Inc.
Consolidated Statement of Income
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended
	March 31,
	2014	2013

Net sales	$975,292	$882,853

Operating expenses:
Cost of sales, excluding depreciation	625,170	574,074
Selling, general and administrative	112,625	97,608
Depreciation	15,866	13,936

Total operating expenses	753,661	685,618

Operating income	221,631	197,235
Other expenses:
Interest expense	(18,838)	(18,323)
Other, net	(3,877)	(2,524)

Income before income taxes	198,916	176,388
Provision for income taxes	58,330	51,242

Net income	$140,586	$125,146

Diluted earnings per share	$0.57	$0.51

Basic earnings per share	$0.57	$0.51

Weighted average common shares outstanding:
Diluted shares	247,229	245,411

Basic shares	244,911	243,285

Dividends per share	$0.06	$0.06

AMETEK, Inc.
Information by Business Segment
(In thousands)
(Unaudited)

	Three Months Ended
	March 31,
	2014	2013
Net sales:
Electronic Instruments	$572,394	$484,501
Electromechanical	402,898	398,352

Consolidated net sales	$975,292	$882,853

Income:
Segment operating income:
Electronic Instruments	$150,319	$131,746
Electromechanical	83,880	77,999

Total segment operating income	234,199	209,745
Corporate administrative and other expenses	(12,568)	(12,510)

Consolidated operating income	$221,631	$197,235

AMETEK, Inc.
Condensed Consolidated Balance Sheet
(In thousands)

	March 31,	December 31,
	2014	2013
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$265,335	$295,203
Receivables, net	592,407	536,701
Inventories	483,448	452,848
Other current assets	92,981	84,377

Total current assets	1,434,171	1,369,129

Property, plant and equipment, net	405,913	402,790
Goodwill	2,476,845	2,408,363
Other intangibles, investments and other assets	1,771,914	1,697,620

Total assets	$6,088,843	$5,877,902

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term borrowings and current portion of long-term debt	$265,069	$273,315
Accounts payable and accruals	666,736	601,230

Total current liabilities	931,805	874,545

Long-term debt	1,142,818	1,141,750
Deferred income taxes and other long-term liabilities	741,588	725,486
Stockholders’ equity	3,272,632	3,136,121

Total liabilities and stockholders’ equity	$6,088,843	$5,877,902